Exhibit 99-1(a)

May 20, 2005

AMENDED INFORMATION STATEMENT:  FREZER, INC.

Distribution of Approximately 6,035,501 Shares of Common Stock

This information statement is being furnished in connection with the distribution of all the outstanding shares of Frezer, Inc. common stock by Bio-Matrix scientific Group (BMXG) to holders of its common stock.

Shares of FREZER, Inc. common stock will be distributed to holders of Bio-Matrix Scientific Group, Inc. common stock of record as of the close of business on May 31, 2005, which will be the record date. These stockholders will receive one share of our common stock for every one share(s) of BMXG common stock held on the record date.   There will be no fractional shares distributed.  All fractional shares will be rounded down.

NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE EQUESTED NOT TO SEND US A PROXY.

BMXG stockholders will not be required to pay for the shares of FREZER common stock to be received by them in the distribution, or to surrender or to exchange shares of BMXG common stock in order to receive FREZER common stock or to take any other action in connection with the distribution. There is no current trading market for our common stock.

IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE  #2

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

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Stockholders of BMXG with inquiries related to the distribution should contact BMXG's transfer agent

The date of this information statement is May 20, 2005.

DISTRIBUTED COMPANY...........  FREZER, INC.

DISTRIBUTION RATIO............

SECURITIES TO BE DISTRIBUTED...................  Based on shares of BMXG common stock 6,035,501 outstanding on May 31, 2005, approximately 6,035,501 shares of FREZER, INC. common stock will be distributed. The shares of FREZE, INC. common stock to be distributed will constitute all of the outstanding shares of our common stock immediately after the distribution. BMXG stockholders will not be required to pay for the shares of our common stock to be received by them in the distribution or to surrender or exchange shares of BMXG common stock in order to receive our common stock or to take any other action in connection with the distribution.

FRACTIONAL SHARES.............  Fractional shares of our common stock will not be  distributed.

DISTRIBUTION AGENT, TRANSFER

AGENT AND REGISTRAR FOR THE

SHARES............. Colonial Stock Transfer will be the distribution agent, transfer agent and registrar for the shares of our common stock.

RECORD DATE...................  The record date is the close of business on May 31, 2005.

DISTRIBUTION DATE............. June 15, 2005

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION..................  BMXG believes that the distribution will qualify as a tax-free transaction under the Internal Revenue Code of 1986.

STOCK EXCHANGE LISTING........  There is not currently a public market for FREZER, INC. common stock.  It is anticipated that FREZER, INC. Common stock will trade on the OTC Bulletin Board.

RELATIONSHIP BETWEEN BMXG AND FREZER AFTER THE DISTRIBUTION..................  Following the distribution, FREZER will be an independent public company and BMXG will have no continuing stock ownership interest in FREZER, INC.

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POST-DISTRIBUTION

DIVIDEND POLICY...............  We do not anticipate paying any dividends on our common stock in the foreseeable future. The payment and amount of dividends by us after the distribution, however, will be subject to the discretion of our board of directors.

ANTI-TAKEOVER EFFECTS.........

RISK FACTORS..................  Stockholders should carefully consider the matters discussed    under "Risk Factors."

OUR PRINCIPAL EXECUTIVE OFFICES.......................

1010 University Avenue

Suite 40

San Diego, CA 92103

The Frezer shares to be distributed shall be subject to the following restrictions. These restrictions are intended to ensure that no active trading market in Frezer Stock develops prior to the time Frezer has registered the Stock under Section 12 of the Exchange Act. Prior to the time that Frezer becomes a reporting company under the Exchange Act, the Frezer Stock may not be transferred except for:

transfers by gift, bequest or operation of the laws of descent, provided that the  Stock in the hands of the transferee remain subject to the same restrictions on transfer as they were when held by the transferor;

transfers by a partnership to its partners, provided that the Stock in the hands of the transferee remains subject to the same restrictions on transfer as they were when held by the transferor; or

transfers which would be exempt from the registration requirements of Section 5 of the Securities Act by virtue of the exemption provided by Section 4(2) of the Securities Act if the transferor were the issuer of Frezer Stock, provided that the transferee is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and the

Frezer Stock in the hands of such transferee remains subject to the same restrictions on transfer as they were when held by the transferor,

 a transfer pursuant to an effective registration under the Securities Act simultaneously with a registration of the Frezer Stock under Section 12 of the Exchange Act.

The restrictions will expire as to all holders on the date on which Frezer becomes a reporting company under the Exchange Act. Such restrictions on transfer will apply not only to Frezer Stock issued in the Distribution, but also any shares transferred to subsequent holders and any shares subsequently issued as a result of any stock split, stock distribution or similar distribution with respect to such shares. The transfer restrictions on the Frezer Stock will be disclosed in the Information Statement to be sent to BMXG shareholders entitled to receive the dividend. The stock certificates evidencing the Frezer Stock will bear legends referring to such restrictions, and Frezer will issue stop transfer instructions to its transfer agent assure compliance with the foregoing restrictions.

“RISK FACTORS”

RISK FACTORS RELATING TO FREZER AND ITS SECURITIES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

FREZER'S financial situation is precarious and, based on currently estimated operating expenses FREZER'S existing capital resources are only sufficient to fund FREZER'S operations into 2006.

FREZERS have a very limited operating history with no existing sales channels. FREZERS have not achieved profitability and may not be able to realize sufficient revenues to achieve or sustain profitability in the future. FREZERS do not expect to be profitable in the next several years, but rather expect to incur additional operating losses. FREZER have limited liquidity and capital resources and must obtain significant additional capital resources in order to sustain FREZER'S product development efforts and for acquisition of technologies and intellectual property rights, preclinical and clinical testing of FREZER'S anticipated products, pursuit of regulatory approvals, acquisition of capital equipment, laboratory and office facilities, establishment of production capabilities, general and administrative expenses and other working capital requirements. FREZER rely on cash reserves and proceeds from equity and debt offerings, proceeds from the transfer or sale of FREZER'S intellectual property rights, equipment, facilities or investments, and government grants and funding from collaborative arrangements, if obtainable, to fund FREZER'S operations. If FREZER exhaust FREZER'S cash reserves and are unable to realize adequate financing, FREZER may be unable to meet operating obligations and be required to initiate bankruptcy proceedings. FREZER'S existing capital resources are only sufficient to fund FREZER'S operations into 2006. These conditions raise doubt about FREZER'S ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

FREZER intend to pursue opportunities to obtain additional financing in the future through equity and debt financings, grants and collaborative research arrangements. The source, timing and availability of any future financing will depend principally upon market conditions, interest rates and, more specifically, on FREZER'S progress in FREZER'S exploratory, preclinical and future clinical development programs. Funding may not be available when needed -at all, or on terms acceptable to us. Lack of necessary funds may require us to delay, scale back or eliminate some or all of FREZER'S research and product development programs and/or FREZER'S capital expenditures or to license FREZER'S potential products or technologies to third parties.

FREZER'S technology is at an early stage of discovery and development, and FREZER may fail to develop any commercially acceptable products.

FREZER'S stem cell technology and plans of operation are still in the pre-clinical stage for the stem cell storage and at the discovery phase for the cryogenic facilities related to such and has not yet led to the development of any product. FREZER may fail to discover, obtain or build the stem cell storage facility FREZER are seeking, to obtain regulatory approvals, to successfully market said facilities or to commercialize any products. FREZER'S intended stem cell facilities may fail to:

•   survive and persist in the desired location;

•   provide the intended therapeutic benefits;

•   properly integrate into existing tissue in the desired manner; or

•   achieve therapeutic benefits equal to or better than the standard of treatment at the time of testing market entry

Results of early pre-development research may not be indicative of the results that will be obtained in later stages of development or clinical viability. If regulatory authorities do not approve FREZER'S products or services or if FREZER fail to maintain regulatory compliance, FREZER would have limited ability to commercialize FREZER'S products, and FREZER'S business and results of operations would be harmed. Furthermore, because stem cells are a new form of therapy, the marketplace may not accept any products FREZER may develop. If FREZER do succeed in developing products, FREZER will face many potential obstacles such as the need to obtain regulatory approvals, and to develop or obtain manufacturing, marketing and distribution capabilities. In addition, FREZER will face substantial additional risks such as product liability claims.

If FREZER are able to grow FREZER'S business, FREZER may not be able to manage FREZER'S growth successfully.

There has never been and there currently is no public market for FREZER'S securities. FREZER anticipate applying for trading of FREZER'S common stock on the over the counter bulletin board, however, FREZER can provide no assurance that FREZER'S shares will be traded on the bulletin board or, if traded, that a public market will materialize.